EXHIBIT G
Execution Draft

Riverbed Technology, Inc.
680 Folsom St.
San Francisco, California 94107

November 14, 2014

CONFIDENTIAL

Elliott Associates, L.P.
40 West 57th Street
New York, New York 10019

Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a business combination transaction between Riverbed Technology, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and a subsidiary of any funds managed by you or your affiliates (together, “Buyer”) (any such transaction being referred to herein as a “Transaction”), it is expected that each of the parties hereto will convey, furnish or otherwise make available to the other party and its Representatives (as defined below), Confidential Information (as defined below) for purposes of evaluating a Transaction.  Each of the parties hereto hereby agrees to treat all Confidential Information of the other party hereto, all Evaluation Material (as defined below), and all Transaction Information (as defined below) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions herein set forth.  The party hereto conveying, furnishing or otherwise making available Confidential Information hereunder is sometimes referred to herein, in such capacity, as the “Disclosing Party” and the party hereto receiving any such Confidential Information is sometimes referred to herein, in such capacity, as the “Receiving Party.”

For purposes of this letter agreement, the following terms have the following respective meanings:

The capitalized term “Confidential Information” means all information or other data concerning the Disclosing Party (including, without limitation, all information and other data about the Disclosing Party’s business, business plans, operations, financial condition, results of operations, projections, forecasts, budgets, technology, products, product roadmaps, intellectual property, trade secrets and know how, personnel, assets, properties and liabilities) conveyed, furnished or otherwise made available by a Disclosing Party or any of its Representatives to a Receiving Party or any of its Representatives in connection with a Transaction, whether in written, electronic or other form or medium or conveyed verbally.  The capitalized term “Evaluation Material” means all reports, studies, analyses, interpretations, compilations, memoranda, notes and any other written or electronic materials prepared by the Receiving Party or any of its Representatives which contain, reflect or are derived or based, in whole or in part, upon any Confidential Information of the Disclosing Party. Notwithstanding the foregoing or

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any other provision of this letter agreement to the contrary, for purposes of this letter agreement, the capitalized terms “Confidential Information” and “Evaluation Material” do not mean or include information which, or which was derived from information which, (i) is already in the Receiving Party’s or any of its Representative’s possession from a source other than the Disclosing Party or one of its Representatives, provided that such information is not known by the Receiving Party (after reasonable inquiry), at the time of disclosure, to be subject to a confidentiality agreement with, or other obligation of confidentiality to, the Disclosing Party, (ii) is or becomes generally known to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in breach of this letter agreement, (iii) is or becomes available or known to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party (after reasonable inquiry) to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Disclosing Party, or (iv) is or was independently developed by the Receiving Party or any of its Representatives without any violation of any obligation under this letter agreement.

All references herein to our “Representatives” means and includes our directors, officers and other employees, as well as our financial advisors, legal counsel, accountants, consultants and other advisors, agents and representatives. All references herein to your “Representatives” means and includes your directors, officers and other employees, your general (but not limited) partners and managers and managing members (if applicable), your financial advisors, legal counsel, accountants, consultants and other advisors, agents and representatives and any actual or potential third party sources of debt financing for a Transaction that you contact in connection with your consideration of a Transaction, in each case, acting in their capacity as such on behalf of you, but does not mean and expressly excludes (i) your portfolio companies or any other companies in which you have an investment, (ii) any of your affiliated investment funds’ portfolio companies and any other companies in which they have an investment, and (iii) any person who is a potential co-bidder with you for the Transaction or a potential source of equity capital or equity financing for a Transaction, in each case unless we consent in writing to make any of the foregoing persons described in the preceding clauses (i), (ii) and (iii) your “Representatives” under this letter agreement, in which event any such persons for whom we give such written consent shall become your “Representatives” for all purposes of and under this letter agreement.

All references herein to a “person” as used in this letter agreement will be broadly interpreted to include, without limitation, the media and any corporation, company, partnership or other entity or individual, and the term “affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.   Each Receiving Party hereby agrees that it and its Representatives (a) will use Confidential Information of the Disclosing Party and Evaluation Material solely for the purpose of evaluating, negotiating and consummating a Transaction, evaluating its existing investment in the Company and evaluating strategic alternatives with respect to such investment and will not use any such Confidential Information and Evaluation Material for any other purpose, and (b) except as otherwise permitted by this letter agreement (subject to compliance with the terms of Section 3 of this letter agreement), will keep all Confidential Information of the Disclosing Party and Evaluation Material confidential and not disclose any such Confidential Information and Evaluation Material to any person other than its Representatives who need to know such

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information solely for the purpose of evaluating, negotiating and consummating a Transaction (it being understood that such Representatives will be informed by the Receiving Party of the confidential nature of such information).  You hereby agree that you will inform us in writing (which may be by email) prior to disclosing any Confidential Information or Evaluation Material, or otherwise making any Confidential Information or Evaluation Material available, to any of your Representatives who is not one of your directors, officers or other employees, one of your general partners, one of your managers, Paul, Weiss, Rifkind, Wharton & Garrison LLP,  Kleinberg, Kaplan, Wolff & Cohen, P.C., Okapi Partners LLC or Sloane & Company (it being understood and agreed that only one such notice will be required with respect to any other Representative that is an advisory firm or other third party organization such as an investment bank, law firm or tax and accounting firm).

2.           Except as otherwise permitted by this letter agreement (subject to compliance with the terms of Section 3 of this letter agreement) each party hereto hereby agrees that neither it nor any of its Representatives will, directly or indirectly, discuss or disclose to any person (other than a Representative) the fact that (a) the parties have entered into this letter agreement or the terms and conditions hereof, (b) Confidential Information has been made available to the Receiving Party or its Representatives, (c) such party may be considering a Transaction, including, without limitation, any potential terms, conditions or facts with respect to a Transaction, the status thereof or any investment arrangements designed to effect or facilitate a Transaction, (d) the parties or their Representatives have had, are having, or propose to have any discussions or negotiations with respect to a Transaction, or (e) if applicable, that the parties have terminated or are otherwise no longer holding discussions or negotiations with respect to a Transaction (the matters referenced in the preceding clauses (a)-(e), inclusive, being referred to herein as “Transaction Information”).

3.           In the event that the Receiving Party or any of its Representatives is requested or required by any legal process (e.g., by interrogatory, subpoena, court order, civil investigation demand or other similar legal process or request for information by any governmental body), including in connection with any judicial or administrative proceedings, to disclose any Confidential Information, Evaluation Material or Transaction Information or to make any other disclosure that would otherwise be prohibited by this letter agreement, in advance of such disclosure the Receiving Party will, unless and solely to the extent prohibited by applicable law or regulation, (a) promptly notify the Disclosing Party of such requirement, (b) provide the Disclosing Party with a copy, description and/or list (as applicable) of any such Confidential Information, Evaluation Material and/or Transaction Information the Receiving Party intends or proposes to disclose in response to such requirement, and (c) reasonably cooperate  (at the Disclosing Party’s expense) with the Disclosing Party if and to the extent the Disclosing Party notifies such Receiving Party in writing that it is seeking to prevent or limit such disclosure, including, if requested in writing by the Disclosing Party, taking all reasonable steps (at the Disclosing Party’s expense) to resist or avoid any such disclosure.  If the Receiving Party and the Disclosing Party are unable to obtain a protective order preventing the required disclosure of such Confidential Information, Evaluation Material or Transaction Information, and the Disclosing Party refuses or fails to grant a waiver of the confidentiality restrictions set forth in this letter agreement after a request therefor is made by the Receiving Party in writing (such request to be made as soon as reasonably practicable), the Receiving Party may disclose such Confidential Information, Evaluation Material and/or Transaction Information without liability hereunder, provided that, at the written request and at the expense of the Disclosing Party, the Receiving Party and its Representatives use commercially reasonable efforts to disclose only that portion of such Confidential Information, Evaluation Material and/or Transaction Information that the Receiving Party is legally required to disclose and the Receiving Party and its Representatives use their respective commercially reasonable efforts (at the Disclosing Party’s expense) to obtain assurances that confidential treatment will be accorded to such Confidential Information, Evaluation Material and/or Transaction Information, as applicable.  Notwithstanding any other provision of this letter agreement to

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the contrary, if you or any of your Representatives are subject to routine examination by a governmental regulatory agency having authority to regulate you or any of your Representatives, as applicable, you or such Representative may disclose such information as is requested by such agency in the course of any such examination without prior notice to the Company, provided that you or your Representatives, as applicable, shall advise the regulatory agency of the confidential nature of such information and so long as such examination is not targeted at the Company or the Transaction. Notwithstanding any other provision of this letter agreement to the contrary, Buyer may file an amendment to its Schedule 13D filing with respect to the Company to disclose the fact of your entry into this letter agreement and to describe the material terms of this letter agreement, it being understood that you will give the Company a reasonable opportunity to review such amendment prior to its filing with the Securities and Exchange Commission (the “SEC”) and take into account all reasonable comments thereto, or, to the extent required by applicable law, to disclose the fact of Buyer taking any action permitted by this letter agreement.

4.           You hereby agree that neither you nor any of your Representatives acting on your behalf will have any discussions or other communications, or enter into any letter agreements or other arrangements or understandings, whether formal or informal, with any other prospective bidder for the Company with respect to (a) whether or not you or such other prospective bidder will make a bid or offer for the Company, or (b) the price that you or such other bidder may bid or offer for the Company.

5.           You hereby agree that neither you nor any of your Representatives acting on your behalf will enter into any letter agreement, arrangement or understanding, whether formal or informal, with any other person that has or would have the effect of requiring such person to provide you with financing or other potential sources of capital on an exclusive basis in connection with a Transaction or any other transaction involving the Company, or that would have the effect of preventing, impairing or otherwise limiting the ability of any person to provide financing or other potential sources of capital to any other person in connection with a Transaction or any other transaction involving the Company.

6.           You hereby agree that, except to the extent expressly authorized by the Company in advance, neither you nor any of your Representatives acting on your behalf will directly or indirectly have any formal or informal discussions, or directly or indirectly enter into any agreement, arrangement or understanding (whether or not binding), with any director, officer or other employee of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable to any directors, officers or employees of the Company in connection with a Transaction or following the consummation thereof, or (ii) any equity rollover or other similar transaction, or any equity or other investment in the Company or any parent company thereof, or any affiliate of the Company or any parent company thereof, following the consummation of a Transaction, or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with the Company or any parent company thereof, or affiliate of the Company or any parent company thereof, following the consummation of a Transaction.

7.           Each party hereto hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.           Each party hereto hereby acknowledges and agrees that neither party hereto nor any of its Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information or Evaluation Material for any purpose and that only

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those representations and warranties that may be made to such party or its affiliates in a definitive written agreement with respect to a Transaction, when, as, and if executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect.  Each party hereby agrees that, except as may be expressly set forth in such a definitive written agreement, neither party hereto nor its Representatives will have any liability to the other party hereto or any of its Representatives or any other person, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use or selection of any Confidential Information or Evaluation Material by such other party or such other person or any errors therein or omissions therefrom, whether such Confidential Information or Evaluation Material is provided before or after entering into a definitive written agreement.  Each party acknowledges and agrees that its determination to engage in a Transaction, if any, will be based solely on the terms of such a definitive written agreement and on such party’s own investigation, analysis, and assessment of the other party and its affiliates.

9.           Each party hereto hereby agrees that, unless and until a definitive written agreement between you and the Company with respect to a Transaction has been executed and delivered by each of the parties thereto, no party hereto will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or any written or oral expression with respect to a Transaction by any party hereto or any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein.  Each party hereto hereby further acknowledges and agrees that (a) the other party or parties hereto shall have no obligation to authorize or pursue the Transaction, and (b) no party hereto has, as of the date hereof, authorized any Transaction. In addition, each party hereto acknowledges and agrees that the other party or parties hereto reserves the right, in its sole and absolute discretion, to reject any and all proposals made by such party or any of its Representatives with regard to a Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with such party or parties or with any other person at any time, and to conduct, directly or through any of its Representatives, any process for any other transaction, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to such party or any other person).

10.           The Disclosing Party may decide at any time to terminate further access by the Receiving Party to, and its review of, any Confidential Information of the Disclosing Party.  In that case, the Receiving Party and its Representatives will promptly, upon the written request of an authorized officer of the Disclosing Party (a) deliver to the Disclosing Party all Confidential Information of the Disclosing Party distributed in physical form, and (b) destroy all other Evaluation Material, in each case, to the extent in the possession or control of the Receiving Party or any of its Representatives, and not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information or Evaluation Material (including, to the extent practicable, expunging all such Confidential Information and Evaluation Material from any computer, word processor or other device containing such information), provided, however, that notwithstanding the foregoing, (i) the Receiving Party and each of its Representatives may retain a single copy of any Confidential Information and Evaluation Material if and to the extent required by applicable law, regulation, or general document retention policies, provided that such Evaluation Material is not used for any purpose other than compliance with such law, regulation, or general document retention policies, (ii) neither the Receiving Party nor any of its Representatives will be required to destroy any electronic copy of any Confidential Information or Evaluation Material which is retained pursuant to such person’s standard document retention policies or electronic backup and archival procedures if (x) personnel whose functions are not primarily information technology in nature do not have access to such retained copies and (y) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery), and (iii) if a legal proceeding has been instituted to seek disclosure of any Confidential Information or Evaluation Material, or that may

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otherwise implicate any such Confidential Information or Evaluation Material, such Confidential Information and Evaluation Material may be retained and need not be destroyed unless and until such legal proceeding is settled or a final judgment with respect thereto is rendered.  If requested by the Disclosing Party, an appropriate officer of the Receiving Party will certify to the Disclosing Party in writing that all such material has been so delivered and destroyed in compliance herewith.  Regardless of the delivery or destruction of any Confidential Information or Evaluation Material required by this paragraph, any and all duties and obligations existing under this letter agreement with respect thereto will remain in full force and effect.

11.           In consideration for being furnished with the Evaluation Material relating to the Company and its affiliates, Buyer agrees that, for a period of one (1) year from the date of this letter agreement (the “Standstill Period”), neither Buyer nor any of its Representatives acting on its behalf will in any manner, directly or indirectly:

(a)           acquire, agree to acquire, or publicly propose or offer to acquire, whether by means of a private or open market purchase, a block trade, a tender or exchange offer, a merger, consolidation or other form of business combination transaction or in any other manner, (i) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of or any economic interest in any securities of the Company, including through options, puts, calls or other derivative instruments, hedging contracts or any other form of transaction, agreement, arrangement or understanding, or (ii) ownership of any indebtedness, businesses, properties or assets of the Company, in each case including any rights or options to acquire such ownership through derivative or any other form of transaction;

(b)           seek or attempt to effect, or publicly propose or offer to effect, (i) any merger, consolidation or other form of business combination transaction in each case with respect to or in any way involving the Company, (ii) any acquisition of stock or assets (whether by private or open market purchase, a block trade, a tender or exchange offer or any other form of transaction) in each case with respect to or in any way involving the Company, or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, in each case with respect to or in any way involving the Company;

(c)           initiate, or induce or attempt to induce any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) to initiate, (i) any transaction referenced in the foregoing clauses (a) and (b) of this Paragraph 11, (ii) any stockholder proposal regarding the Company or the board of directors, management, business, strategies, policies or affairs thereof (whether binding or precatory in nature), or (iii) the calling, holding or convening of a stockholders’ meeting of the Company for any purpose;

(d)            (i) seek or attempt to change, control or influence, or induce or attempt to induce any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) to seek or attempt to change, control or influence the board of directors, management, business, strategies, policies or affairs of the Company, or (ii) seek or attempt, or induce or attempt to induce any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) to seek or attempt, to obtain representation on the board of directors of the Company, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any person relating to any of the matters set forth in this Paragraph 11 or

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seeking to influence, advise or direct the vote of any holder of voting securities of the Company;

(e)           contact, or enter into any discussions or arrangements with, any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who has filed, or will (within ten (10) days thereafter) be required to file, a statement containing the information required by Rule 13d-1 under the Exchange Act, concerning any of the matters set forth in this Paragraph 11; or

(f)           advise, assist or encourage any other person in connection with any of the matters referenced or described in this Paragraph 11.

Notwithstanding any other provision of this letter agreement to the contrary, nothing herein shall, or shall be deemed to, prohibit Buyer (or its Representatives) from confidentially communicating to the Company’s board of directors, Representatives or senior management or external financial advisors any non-public proposals regarding a Transaction or other strategic alternative in such a manner as would not reasonably be expected to require public disclosure thereof.  In addition, the restrictions set forth in this Section 11 shall automatically terminate and be of no further force and effect, without any action on the part of any party hereto, if (i) the Company enters into a definitive written agreement to consummate a transaction involving (A) the acquisition of all or a majority of the voting power of each class of the Company’s outstanding equity securities or 50% or more of the consolidated assets of the Company and its consolidated subsidiaries (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), (B) any direct or indirect sale, transfer, contribution or other disposition to, or any joint venture or similar transaction with, any third party involving assets (including equity securities of any subsidiary of the Company) or businesses of the Company that constitute more than 50% or more of the revenues or assets of the Company and its subsidiaries, taken as a whole, or 50% or more of the voting power of each class of the Company’s outstanding equity securities, or (C) any liquidation or dissolution of the Company; or (ii) a tender or exchange offer for all or a majority of each class of the Company’s outstanding equity securities is commenced by any person other than the Company and within ten (10) business days thereafter, the board of directors of the Company has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Company not tender any equity securities of the Company into such tender or exchange offer.

12.           Notwithstanding any other provision of this letter agreement to the contrary, (a) beginning on the date that is the earlier of  (I) February 28,2015 and (II) the date  (the “Notice Date”) that is fifteen days immediately prior to the last date on which a stockholder may nominate a person for election or re-election as a director of the Company at the Company’s 2015 Annual Meeting of Stockholders (it being understood that the Company will provide to Buyer in writing, in advance of such Notice Date by at least 10 days,  sufficient information to determine such Notice Date), nothing herein shall, or shall be deemed to, prohibit Buyer from (1) subject to Buyer’s compliance with the provisions of Article II, Section 2.7 of the Company's Amended and Restated Bylaws, (i) providing the Company with a notice of nomination of persons for election to the Board (the “Elliott Nominees”) and (ii) filing an amendment to Buyer’s Schedule 13D, solely to the extent required under Regulation 13D promulgated under the Exchange Act, to disclose Buyer’s notice of nomination of the Elliott Nominees so long as Buyer provides the Company with a reasonable opportunity to review such amendment prior to its filing with the SEC and take into account all reasonable comments thereto; and (2) at any time following the earlier of (I) filing by the Company of a preliminary or definitive proxy statement with respect to its 2015 Annual Meeting of Stockholders and (II) February 28, 2015, but subject to your compliance with the other terms of this letter agreement (including, without limitation, compliance with the disclosure restrictions that apply to Confidential Information, Evaluation Material and Transaction Information),

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making public statements or solicitations (a “Permitted Action”), including, without limitation, through the filing of a preliminary or definitive proxy statement with the SEC with respect to the Elliott Nominees  and the delivery of a proxy statement to the stockholders of the Company, (b) the parties acknowledge and agree that, prior to the date hereof, Buyer has publicly announced (and reaffirmed) an offer to acquire the outstanding shares of the Company (the “Existing Offer”) and nothing herein shall, or shall be deemed to, prohibit Buyer from publicly reaffirming the Existing Offer (including by launch of tender offer consistent with the Existing Offer) or publicly increasing the price or reducing the conditionality of the Existing Offer, (c) Buyer and its Representatives may use (but not disclose) any Confidential Information, Evaluation Material based on such Confidential Information and Transaction Information, in each case, to the extent reasonably related to Buyer taking a Permitted Action or, for clarity, as otherwise permitted by this letter agreement, (d) Buyer shall be permitted to confidentially convey, furnish or otherwise make available (but shall not otherwise disclose or permit its Proxy Advisors (as defined below) to disclose) Confidential Information, Evaluation Material and Transaction Information to, and otherwise enter into one or more agreements, arrangements or understandings (whether or not binding) with, persons Buyer may wish to nominate for election to the Board (including Elliott Nominees) and financial advisors, legal counsel, accountants, consultants, and other advisors, agents (including information agents), proxy solicitors and representatives (collectively, “Proxy Advisors”) that Buyer or its Representatives contact in connection with evaluating whether to nominate persons for election to the Board and nominating persons for election to the Board (it being understood that such Proxy Advisors will be informed by Buyer of the confidential nature of such information) and (e) Buyer shall be permitted to disclose any financial projections   included in the Confidential Information and any Transaction Information, in each case  to the extent required by applicable law or regulation in connection with  a tender or exchange offer by Buyer for all outstanding shares of common stock of the Company not owned by Buyer on the same financial terms as the Existing Offer or on terms that are no less favorable from a financial point of view to the holders (other than Buyer) of common stock of the Company.

13.           You hereby agree that, for a period of one (1) year from the date of this letter agreement, neither you nor any of your Representatives acting on your behalf will, directly or indirectly, knowingly solicit the employment of any officer or other employee of the Company or its subsidiaries who (a) is or becomes substantively involved in discussions between you and the Company regarding a Transaction, (b) has first been introduced to you by the Company in connection with a Transaction, or (c) about whom you receive substantive employment information (other than name, title and compensation) in connection with a Transaction; provided, however that this letter agreement will not prohibit or otherwise restrict you from (i) publishing general advertisements or making general public solicitations for employment for any position not specifically targeted at any officers or other employees of the Company or its subsidiaries, or (ii) hiring any officer or other employee of the Company or its subsidiaries who responds to an advertisement or general solicitation that is not specifically targeted at such officers or employee or at employees of the Company or any of its subsidiaries generally.

14.           To the extent that any Confidential Information and/or Evaluation Materials may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Confidential Information and Evaluation Materials will remain entitled to all protection under these privileges, this letter agreement and the joint defense doctrine. Nothing in this letter agreement obligates any party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

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15.           Each party hereto hereby agrees that it will be responsible and liable (as a principal and not as a guarantor) for any breaches or other violations of any provisions of this letter agreement that apply to such party’s Representatives or Proxy Advisors which are committed by any such Representatives or Proxy Advisors as if such breaches or violations had been committed directly by such party hereto.

16.           Each party hereto hereby acknowledges and agrees that the other party hereto will be entitled to equitable relief (including, without limitation, injunction and specific performance) as a remedy for any breach or threatened breach of the terms of this letter agreement, and in furtherance thereof each party hereto further agrees (a) not to raise as a defense thereof that money damages would be an adequate remedy at law for any such breach or threatened breach or that any such breach or threatened breach should be compensable by an award of money damages, and (b) to waive any requirements for the securing or posting of any bond in connection with such a remedy.  Such remedies will not be deemed to be the exclusive remedies for a breach by a party or its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the other party.

17.           In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the breaching party or any of its Representatives has breached this letter agreement, then the breaching party will be liable and pay to the non-breaching party any and all reasonable legal fees and expenses incurred by the non-breaching party in connection with such litigation (including any and all appeals related thereto).

18.           If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

19.           Each party hereby acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

20.           This letter agreement contains the entire letter agreement between you and the Company regarding its subject matter and supersedes all prior letter agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

21.           This letter agreement may only be amended, modified or waived by a written instrument signed by you and the Company, which writing will only be effective to the extent that it expressly refers to the provision to be waived, modified or amended and sets forth the specific terms of such waiver, modification or amendment.

22.           This letter agreement will benefit and bind successors and assigns of you and the Company.  Any assignment of this letter agreement by either party hereto without the prior written consent of the other party will be void and of no effect.

23.           This letter agreement is for the benefit of each party hereto and its affiliates and Representatives, and will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.  Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state courts of the State of Delaware located in New Castle County for any

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actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses of each party set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court).  Each party hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the state courts of the State of Delaware located in New Castle County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

24.           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

25.           This letter agreement may be signed by facsimile or portable document format file distributed by electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

26.           This agreement shall expire two (2) years from the date hereof.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

RIVERBED TECHNOLOGY, INC.

By:          /s/ Ernie Maddock
Name:     Ernie Maddock
Title:        EVP & CFO

CONFIRMED, ACCEPTED AND AGREED:

ELLIOTT ASSOCIATES, L.P.

By:         Elliott Capital Advisors, L.P., as General Partner
By:  Braxton Associates, Inc., as General Partner

By:           /s/ Elliot Greenberg
Name:           Elliot Greenberg
Title:             Vice President

[Signature Page to Riverbed / Elliott NDA]